Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

IHEARTCOMMUNICATIONS, INC. ANNOUNCES CONSENT SOLICITATIONS TO HOLDERS OF ITS FIVE SERIES OF PRIORITY GUARANTEE NOTES AND SENIOR NOTES DUE 2021

San Antonio, TX, November 28, 2016 — iHeartCommunications, Inc. (the “Company”) announced today the commencement of six separate consent solicitations (the “Consent Solicitations”) to seek the consent of holders of its five series of priority guarantee notes and senior notes due 2021 listed in the table below (collectively, the “Notes”) to a proposed amendment (the “Proposed Amendment”) to each of the indentures governing the Notes (the “Indentures”).

The Proposed Amendment, if adopted, would amend Section 9.07 of each of the Indentures to allow the Company to exclude, in any offer to consent, waive or amend any of the terms or provisions of the Indentures or the Notes in connection with an exchange offer, any holders of Notes who are not institutional “accredited investors” or non-“U.S. persons”, or those in any jurisdiction whose inclusion would require that the Company comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction.

Each Consent Solicitation will expire at 5:00 p.m., New York City time, on December 7, 2016, unless extended or earlier terminated (the “Expiration Time”). Consents with respect to the applicable series of Notes may not be revoked after the Expiration Time. The consummation of each Consent Solicitation is not conditioned on the consummation of the other Consent Solicitations. Each Consent Solicitation is contingent upon the satisfaction of certain conditions, including, without limitation, the receipt of consents of holders of at least a majority of the aggregate principal amount of the respective series of Notes outstanding (excluding any Notes of such series held by the Company or its affiliates) to the Proposed Amendment by the Expiration Time. If any of the conditions to each Consent Solicitation is not satisfied, the Company is not obligated to accept any consent in the respective Consent Solicitation and may, in its sole discretion, terminate, extend or amend each Consent Solicitation without terminating, extending or amending the other Consent Solicitations.

Subject to the terms and conditions of each Consent Solicitation, upon receipt of consents of holders of at least a majority of the aggregate principal amount of the respective series of Notes outstanding (excluding any Notes of such series held by the Company or its affiliates) to the Proposed Amendment, holders of Notes who validly deliver (and do not validly revoke) their consents prior to the Expiration Time will receive their portion of the aggregate cash payment for its respective series of Notes listed on the table below under “Aggregate Fixed Consideration Amount” (the “Fixed Fee”). In addition, if the applicable Consent Solicitation is consummated, upon effectiveness of a subsequent amendment to an Indenture, as applicable, where the consideration for such amendment includes debt or equity securities issued on an unregistered basis in an exchange offer transaction, holders of Notes who validly deliver (and do not validly revoke) their consents prior to the Expiration Time will receive their portion of the respective aggregate cash payment for its respective series of Notes listed on the table below under “Aggregate Contingent Consideration Amount” (the “Contingent Fee”).

The Fixed Fee and Contingent Fee (if and when payable) will be paid to each consenting holder with respect to the applicable series of Notes pro rata in accordance with the aggregate principal amount of such series of Notes for which consents were validly tendered (and not revoked) prior to the Expiration Time. The applicable Contingent Fee if it becomes payable, will not be paid at the same time as the applicable Fixed Fee. There is no assurance that the Contingent Fee with respect to any series of Notes will be paid. In no event will the Company ever be required to pay the Contingent Fee more than once with respect to each series of Notes.

The table below provides information with respect to each series of Notes and the applicable Fixed Fee and Contingent Fee.

Notes	CUSIP Numbers	Aggregate Fixed Consideration Amount	Aggregate Contingent Consideration Amount
9.0% Priority Guarantee Notes due 2019	184502BL5 184502BK7 184502BJ0	$1,999,815	$2,999,723
9.0% Priority Guarantee Notes due 2021	184502BG6	$1,750,000	$2,625,000
11.25% Priority Guarantee Notes due 2021	184502BN1	$575,000	$862,500
9.0% Priority Guarantee Notes due 2022	45174HAA5	$1,000,000	$1,500,000
10.625% Priority Guarantee Notes due 2023	45174HAC1	$950,000	$1,425,000
Senior Notes due 2021	184502BQ4 184502BP6 U18285AK9	$1,729,168	$2,593,752

The complete terms and conditions of the each Consent Solicitation are set forth in the applicable Consent Solicitation Statement that is being sent to the applicable holders of the Notes.

Moelis & Company LLC is acting as the solicitation agent for the Consent Solicitations. Global Bondholder Services Corporation is acting as the tabulation agent and information agent for the Consent Solicitations. Questions regarding the Consent Solicitations may be directed to Moelis & Company LLC at (877) 751-3389. Requests for Consent Solicitation Statements may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for bankers and brokers) or (866) 470-3900 (for all others).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 35 countries across five continents, connecting people to brands using innovative new technology.

Media:

Wendy Goldberg

Executive Vice President - Communications

(212) 377-1105

Investors:

Eileen McLaughlin

Vice President - Investor Relations

(212) 377-1116